Exhibit 10.18

Certain confidential information contained in this document, marked by brackets and asterisks, has been omitted pursuant to a request for confidential treatment pursuant to 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406, and has been filed separately with the Securities and Exchange Commission

DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT (this “Agreement”) is entered into as of May 3, 2004 (the “Effective Date”) by and between ACADIA PHARMACEUTICALS INC., a Delaware corporation (“ACADIA”), with offices at 3911 Sorrento Valley Blvd., San Diego, California 92121, and THE STANLEY MEDICAL RESEARCH INSTITUTE, a nonprofit organization (“SMRI”), having offices at 5430 Grosvenor Lane, Suite 200, Bethesda, Maryland 20814.

RECITALS

WHEREAS, ACADIA is a leader in the discovery and development of small molecule drugs to treat disorders of the central nervous system with a primary focus on the development of innovative schizophrenia therapeutics;

WHEREAS, SMRI is the world’s leading nonprofit organization that supports research on the causes and treatment of schizophrenia and bipolar disorder, both through its own laboratories and support of researchers worldwide; and

WHEREAS, SMRI desires to support the further development and commercialization of the Compound (as defined below) in order to accelerate the introduction of a novel therapy for the benefit of schizophrenia patients worldwide.

NOW, THEREFORE, in consideration of the foregoing and the covenants and premises contained in this Agreement, the parties agree as follows:

1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

1.1 “ACADIA Product” shall mean any product containing the Compound which receives Regulatory Approval and is commercialized by ACADIA or its Affiliates or Licensees, including all formulations and modes of administration thereof.

1.2 “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a party hereto and shall include any company or entity of which greater than fifty percent (50%) of the voting stock or participating profit interest of which is owned or controlled, directly or indirectly, by a party, and any company or entity which owns or controls, directly or indirectly, greater than fifty percent (50%) of the voting stock of a party.

1.3 “Applicable Rate” shall mean the prime rate published in The Wall Street Journal, Western U.S. Edition, from time to time plus five (5) percentage points.

1.4 “Compound” shall mean ACP-104 (N-desmethylclozapine, norclozapine) and its salts.

1.5 “Confidential Information” shall mean all information disclosed by a party to the other pursuant to this Agreement including, without limitation, manufacturing, marketing, financial, personnel, scientific and other business information and plans, and the material terms of this Agreement, whether in oral, written, graphic or electronic form.

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1.6 “Development Advisory Committee” or “DAC” shall mean the committee formed pursuant to Section 3.1.

1.7 “Development Plan” shall mean the plan for conducting the Development Program, including a budget, prepared by ACADIA on an annual basis during the Development Term, as may be amended from time to time by ACADIA pursuant to Section 2.2.

1.8 “Development Program” shall mean the research and development program with respect to the Compound conducted during the Development Term.

1.9 “Development Term” shall mean the three (3) years following the Effective Date, as may be extended for additional, consecutive one (1) year periods by written agreement of the parties.

1.10 “Disclosing Party” shall have the meaning provided in Section 8.1.

1.11 “First Commercial Sale” of an ACADIA Product shall mean the first sale for use or consumption of such ACADIA Product in a country after Regulatory Approval has been granted by the governing health regulatory authority of such country. Sale to an Affiliate or Licensee shall not constitute a First Commercial Sale unless the Affiliate or Licensee is the end user of the ACADIA Product.

1.12 “First Maximum” shall have the meaning provided in Section 4.2(b)(i).

1.13 “Indemnitee” shall have the meaning provided in Section 9.1.

1.14 “Inventions” shall have the meaning provided in Section 6.1(b).

1.15 “Licensee” shall mean any Third Party who has obtained a license to sell ACADIA Products from ACADIA.

1.16 “License Grant” shall have the meaning provided in Section 6.2(a).

1.17 “Net Sales” shall mean, with respect to any ACADIA Product, the amount invoiced for the sale of such ACADIA Product by ACADIA and its Affiliates or its Licensees, as applicable, to Third Parties which are not Affiliates or sublicensees of the selling party, unless such Affiliates or sublicensees are the end users of such ACADIA Product in which case the amount billed therefor shall be deemed to be the amount that would be invoiced to a Third Party in an arm’s length transaction, less:

(a) cash discounts and/or quantity discounts allowed;

(b) credits and allowances for returns, rejections and recalls;

(c) charges for freight, insurance and transportation specifically included in the amount invoiced

(d) sales and use taxes, duties or other governmental tariffs and other similar taxes incurred and government mandated rebates; and

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(e) accruals for estimated wholesaler chargebacks, contract rebates and bid rebates and Medicaid and other similar government mandated rebates as ACADIA may be required to pay from time to time, all of which shall be determined in accordance with ACADIA’s standard accounting methods.

1.18 “Note” shall have the meaning provided in Section 4.1(a).

1.19 Proprietary Rights” shall have the meaning provided in Section 6.1(b).

1.20 “Receiving Party” shall have the meaning provided in Section 8.1.

1.21 “Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of the United States or European Union or any country, federal, state or local regulatory agency, department, bureau or other government entity that is necessary for the manufacture, use, storage, import, transport and/or sale of a product in a given jurisdiction.

1.22 “Royalty Term” shall mean the period of time commencing on the First Commercial Sale of any ACADIA Product and ending upon the termination of ACADIA’s payment obligations under Section 4.2 or the twenty-fourth (24th) anniversary of the Effective Date, whichever is earlier.

1.23 “Second Maximum” shall have the meaning set forth in Section 4.2(b)(ii).

1.24 “Strategic Alliance” shall mean an agreement entered into by ACADIA with a Third Party with respect to the development of the Compound, but excluding an agreement with a Third Party with respect to only the manufacturing, sale and/or promotion of the Compound and/or ACADIA Products or for the transfer or sale of all or substantially all of the business of ACADIA to which this Agreement relates to an Affiliate or Third Party, whether by merger, sale of stock, sale of assets or otherwise.

1.25 “Term” shall have the meaning set forth in Section 10.1.

1.26 “Third Maximum” shall have the meaning set forth in Section 4.2(b)(iii).

1.27 “Third Party” shall mean any entity other than SMRI or ACADIA or an Affiliate of SMRI or ACADIA.

2. DEVELOPMENT PROGRAM.

2.1 Development Program. During the Development Term, ACADIA shall use commercially reasonable efforts to conduct the Development Program in accordance with the Development Plan and the terms of this Agreement. The initial Development Plan will be completed by ACADIA and presented to the DAC within thirty (30) days of the Effective Date.

2.2 Amendments to the Development Plan. ACADIA may amend the Development Plan from time to time in its sole discretion. Prior to finalizing any such amendment to the Development Plan which […***…]

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[…***…] or […***…], ACADIA shall provide the proposed amendment to the members of the DAC and SMRI, and the DAC and SMRI shall have […***…] days to review and provide ACADIA comments on such proposed amendment. ACADIA shall consider any such input in good faith when finalizing such amendment and shall distribute the finalized amendment to the DAC and SMRI. In the event that SMRI reasonably believes that the finalized amendment will […***…], SMRI may notify the DAC and ACADIA in writing of such belief, which notice shall include the basis for such belief in reasonable detail, provided that such notice is given within […***…] days of receipt of the final amendment. […***…] Within […***…] days after such notice from SMRI (or such longer period as agreed by ACADIA and SMRI), each member of the DAC shall provide notice in writing to ACADIA of whether it approves the final amendment as proposed, or not. If […***…] approve the amendment as proposed, […***…]. If […***…] do not approve the amendment as proposed […***…].

3. GOVERNANCE.

3.1 Development Advisory Committee. Promptly after the Effective Date, the parties will form a Development Advisory Committee comprised of […***…] of ACADIA, who shall initially be […***…], […***…] of SMRI, who shall initially be […***…], and […***…] mutually agreed upon by ACADIA and SMRI, […***…] shall initially be […***…] One (1) member of the DAC shall be selected to act as the chairperson of the DAC, with each chairperson acting for a term of twelve (12) months. The chairperson shall be selected by ACADIA. The DAC shall review the data and activities of the Development Program and monitor the progress of development in relation to the Development Plan. The DAC shall meet on a semi-annual basis or at such other frequency as the DAC agrees. The parties shall agree upon the time and place of meetings. A reasonable number of additional representatives of a party may attend meetings of the DAC. ACADIA shall reimburse the member of the DAC appointed by SMRI for all reasonable costs and expenses (including travel and lodging expenses) incurred thereby in participating as a member of the DAC.

3.2 Information and Reports. Except as otherwise provided in this Agreement, ACADIA will make available and disclose to SMRI and each member of the DAC all results of the work conducted pursuant to the Development Plan prior to and in preparation for DAC meetings.

4. FEES AND PAYMENTS.

4.1 Funding.

(a) Upon the Effective Date, SMRI shall make a loan to ACADIA of $1,000,000 in support of the Development Program pursuant to the terms set forth in the

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convertible promissory note attached hereto as Exhibit A (the “Note”). In connection with the Note, SMRI makes the representations and warranties set forth on Exhibit B hereto.

(b) Subject to the terms and conditions set forth herein, SMRI shall pay to ACADIA the following amounts in cash by the following dates in support of the Development Program:

Date	Amount
[…***…]	$1,000,000
[…***…]	$1,000,000
[…***…]	$1,000,000
[…***…]	$1,000,000
[…***…]	$1,000,000

(c) All amounts paid to ACADIA by SMRI under this Section 4.1 shall be spent on the Development Program.

4.2 Royalty Payments.

(a) Royalty Payments by ACADIA. Subject to ACADIA having received the $1,000,000 payment due under Section 4.1(b) by […***…] and subject to Section 4.2(b), ACADIA shall pay to SMRI during the Royalty Term, a royalty of (A) […***…] percent ([…***…]%) of annual Net Sales of ACADIA Products by ACADIA and its Affiliates, and (B) […***…] percent ([…***…]%) of royalty payments received by ACADIA from Licensees on sales of ACADIA Products.

(b) Maximum Royalty Payment Amount.

(i) In the event that ACADIA makes total payments to SMRI under this Section 4.2 of at least […***…] ([…***…]%) of the total amount SMRI has paid to ACADIA under Section 4.1(b) (the “First Maximum”) prior to the […***…] anniversary of the Effective Date, ACADIA’s obligation to make payments to SMRI pursuant to this Section 4.2 shall terminate. At any time within six (6) months prior to the […***…] anniversary of the Effective Date, ACADIA may make a lump sum cash payment to SMRI equaling the amount by which the First Maximum exceeds the total amount already paid to SMRI under this Section 4.2, and upon receipt of such payment by SMRI, ACADIA’s obligation to make payments to SMRI pursuant to this Section 4.2 shall terminate.

(ii) In the event that ACADIA makes total payments to SMRI under this Section 4.2 of at least […***…] ([…***…]%) of the total amount SMRI has paid to ACADIA under Section 4.1(b) (the “Second Maximum”) prior to the […***…] anniversary of the Effective Date, ACADIA’s obligation to make payments to SMRI pursuant to this Section 4.2 shall terminate. At any time after the […***…] anniversary of the Effective Date and prior to the […***…] anniversary of the Effective Date, ACADIA shall be entitled to make a lump sum cash payment to SMRI equaling the amount by which the Second Maximum exceeds the total amount already paid to SMRI under this Section 4.2, and upon

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receipt of such payment by SMRI, ACADIA’s obligation to make payments to SMRI pursuant to this Section 4.2 shall terminate.

(iii) In the event that ACADIA makes total payments to SMRI under this Section 4.2 of at least […***…] ([…***…]%) of the total amount SMRI has paid to ACADIA under Section 4.1(b) (the “Third Maximum”) prior to the […***…] anniversary of the Effective Date, ACADIA’s obligation to make payments to SMRI pursuant to this Section 4.2 shall terminate. At any time after the […***…] anniversary of the Effective Date and prior to the […***…] anniversary of the Effective Date, ACADIA shall be entitled to make a lump sum cash payment to SMRI equaling the amount by which the Third Maximum exceeds the total amount already paid to SMRI under this Section 4.2, and upon receipt of such payment by SMRI, ACADIA’s obligation to make payments to SMRI pursuant to this Section 4.2 shall terminate.

5. PAYMENTS; RECORDS; AUDITS.

5.1 Payment; Reports. Royalty payments due under Section 4.2 and reports for the sale of ACADIA Products by ACADIA and its Affiliates and royalty payments received by ACADIA from Licensees on sales of ACADIA Products shall be calculated and reported for each calendar quarter. All royalty payments due to SMRI under Section 4.2 shall be paid within sixty (60) days of the end of each calendar quarter. Each payment of royalties shall be accompanied by a report of Net Sales of ACADIA Products in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, without limitation, the number of each ACADIA Product sold by ACADIA and its Affiliates, the gross sales and Net Sales of such ACADIA Products sold by ACADIA and its Affiliates in U.S. dollars, the exchange rates used, the royalty payments received by ACADIA from Licensees on the sale of ACADIA Products, and any other information necessary to determine the appropriate amount of royalties due under Section 4.2. ACADIA will keep complete and accurate records pertaining to such calculation to permit SMRI to confirm the accuracy of royalty payments due hereunder. ACADIA shall pay SMRI interest at the Applicable Rate on any payments pursuant to Section 4.2(a) that are not timely paid by ACADIA to SMRI.

5.2 Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. With respect to each quarter, for countries other than the United States, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which payments are payable as published by The Wall Street Journal, Western U.S. Edition, during the calendar quarter for which a payment is due. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by the payee, unless otherwise specified by such payee.

5.3 Records and Audits. On thirty (30) days’ prior written notice, SMRI shall have the right to have an independent certified public accountant, inspect the books and records of ACADIA and/or its Affiliates and/or its Licensees, no more than once per fiscal year during usual business hours for the sole purpose of and only to the extent necessary to verify the completeness and accuracy of the records and payments made under this Agreement. Such examination with respect to any fiscal year shall not take place later than two (2) years following the end of such fiscal year. The accountant shall inform SMRI only if there has been an

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underpayment or an overpayment or misappropriation of payments, and if so, the amount thereof. The expense of any such inspection shall be borne by SMRI; provided, however, that, if the inspection discloses an underpayment in excess of ten percent (10%) then ACADIA shall pay the out of pocket costs of such audit.

5.4 Withholding of Taxes. Any withholding of taxes levied by tax authorities outside the United States on the payments hereunder shall be borne by the party receiving such payment and deducted by the party making such payment from the sums otherwise payable by it hereunder for payment to the proper tax authorities. The parties agree to cooperate with each other, in the event a party claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force, such cooperation to consist of providing receipts of payment of such withheld tax or other documents reasonably available.

5.5 Exchange and Royalty Rate Controls. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where any ACADIA Product is sold, payment shall be made through such lawful means or methods as ACADIA may determine. When in any country the law or regulations prohibit both the transmittal and deposit of royalties on sales in such a country, royalty payments shall be suspended for as long as such prohibition is in effect, and as soon as such prohibition ceases to be in effect, all royalties that would have been obligated to be transmitted or deposited, but for the prohibition, shall forthwith be deposited or transmitted promptly to the extent allowable, as the case may be. If any royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

6. INTELLECTUAL PROPERTY RIGHTS.

6.1 Intellectual Property.

(a) SMRI hereby acknowledges that, as between the parties, other than as provided for herein, ACADIA owns all patent and/or other intellectual property rights in the Compound, ACADIA Product, any inventions or developments developed by or on behalf of ACADIA or any its employees, consultants, Affiliates, sublicensees or collaborators in connection with the activities contemplated by this Agreement (including, without limitation, the Inventions and Proprietary Rights), test results, and any other deliverables provided hereunder, and all derivatives and improvements thereof. For avoidance of doubt, except as expressly provided in this Section 6, nothing in this Agreement is intended or shall be deemed to grant to SMRI any ownership or rights in or to the Compound, ACADIA Product, any inventions or developments developed by or on behalf of ACADIA or any its employees, consultants, Affiliates, sublicensees or collaborators in connection with the activities contemplated by this Agreement (including, without limitation, the Inventions and Proprietary Rights), test results, or any other deliverables provided hereunder, or any derivatives and improvements thereof, or any patent and/or other intellectual property rights in the foregoing.

(b) ACADIA shall notify SMRI promptly in writing of all inventions or discoveries which meet all of the following criteria: (i) reduced to practice by ACADIA; (ii) directly or indirectly resulting from research that is funded, in whole or in part, by SMRI

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subject to the terms and conditions of this Agreement; (iii) not related to the Compound or ACADIA Product or its manufacture or use; and (iv) owned or licensable by ACADIA (hereafter referred to as “Inventions”), and all patents, patent applications, copyrights, trademarks, trade secrets, know-how and other intellectual property rights related thereto, owned or licensable by ACADIA (hereafter referred to as “Proprietary Rights”). ACADIA shall promptly provide SMRI with a detailed written description of any Inventions or Proprietary Rights, and any other reasonably requested information pertaining thereto.

(c) Title to any Invention and Proprietary Rights shall be determined according to applicable law. Subject to the terms and conditions of this Agreement, including, without limitation, Section 8, ACADIA hereby grants to SMRI a perpetual, royalty-free, non-exclusive, non-sublicensable, non-transferable, world-wide license to make, use, execute, reproduce, display, perform and create derivative works based upon any Invention or Proprietary Rights disclosed to SMRI in accordance with Section 6.1(b) above solely for SMRI’s own internal, non-profit, non-commercial research uses, consistent with the charitable purposes of SMRI, without any further payment obligations or liability to ACADIA. ACADIA shall take all appropriate steps, including obtaining any necessary assignments from individual inventors (whether any principal investigator(s) or others), to ensure that ACADIA has all necessary rights to grant to SMRI the rights set forth in this Section 6.1(c).

6.2 License to SMRI.

(a) If ACADIA has decided to terminate all efforts to develop and commercialize the ACADIA Product in the United States for any reason other than scientific reasons, including termination of (i) its own research, development and/or commercialization activities, (ii) the research, development and/or commercialization activities of any Affiliate, licensee or transferee and (iii) its efforts to identify any licensee or transferee of rights to the ACADIA Product in the United States, ACADIA shall promptly notify SMRI in writing of such pending termination. If SMRI notifies ACADIA in writing within sixty (60) days after the date of such notice from ACADIA that it is interested in obtaining rights to develop and commercialize the ACADIA Product in the United States and has the resources, itself or together with a Third Party, to diligently develop and commercialize the ACADIA Product in the United States, then ACADIA and SMRI will negotiate in good faith for a period of sixty (60) days (or such longer period as agreed in writing by the parties) the grant to SMRI of an exclusive license (with the right to grant sublicenses), under those patent rights or other intellectual property rights owned or licensed (with the right to further sublicense) by ACADIA as of such time, which are necessary to develop, make, use, sell, offer for sale or import the ACADIA Product in the United States, to develop, make, use, sell, offer for sale and import the ACADIA Product in the United States (the “License Grant”).

(b) If the parties do enter into an agreement providing for the License Grant following good faith negotiation pursuant to Section 6.2(a), then, to the extent the following items are within ACADIA’s control and can be provided without breach of any obligation to or agreement with any Third Party, ACADIA shall provide SMRI with copies of all preclinical and clinical data and study results, INDs (investigational new drug application(s) filed with the Food and Drug Administration pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto) and other regulatory filings, studies, information and materials relating to the development and commercialization of the ACADIA

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Product generated by or on behalf of ACADIA (including pharmacology, toxicology, formulation, and stability studies).

(c) If SMRI does not provide notice of its interest to ACADIA within the initial sixty (60) day period under Section 6.2(a), or if SMRI does provide such notice within such period, but the parties do not enter into an agreement providing for the License Grant within the negotiation period specified in Section 6.2(a), then ACADIA shall have no further obligations, and SMRI shall have no further rights under this Section 6.2.

6.3 Patent Abandonment. Prior to ACADIA abandoning any patent or patent application owned by ACADIA that is related to the Compound and/or any Invention or Proprietary Right (including abandonment for failure to pay any required fees), other than in the ordinary course of patent prosecution, ACADIA shall promptly notify SMRI in writing of such pending abandonment, whereupon SMRI shall have the right and opportunity, upon written notice to ACADIA provided within thirty (30) days after such notice from ACADIA, to take title to the applicable patent and/or patent application and to maintain the issued patent or continue the prosecution of the patent application at SMRI’s own expense; provided, however, that, at such time as when SMRI first exercises its rights under this Section 6.3 with respect to any patent or patent application, upon the request of ACADIA, SMRI shall grant to ACADIA (a) a non-exclusive, irrevocable, royalty-free, non-sublicensable and non-transferable (except as permitted by Section 12.7) right to use such patent and/or patent application for ACADIA’s own, internal, non-commercial uses, or (b) subject to SMRI’s right to use the patent and/or patent application (and/or any invention(s) claimed in such patent and/or patent application) for its own internal research purposes, the first right to negotiate with SMRI, in good faith, the terms of an exclusive license to develop and commercialize any invention(s) claimed in such patent and/or patent application; provided, further, that if SMRI and ACADIA do not enter into a written agreement within ninety (90) days following SMRI’s notice of taking title to the patent and/or patent application, SMRI shall be free to negotiate with, and license the rights to develop and commercialize any invention(s) claimed in such patent and/or patent application to, one or more Third Parties.

6.4 Third Party Development. So long as the royalty payment obligations of ACADIA have not been terminated in accordance with Section 4.2(b), if ACADIA enters into any agreement with a Third Party granting such Third Party rights to develop or commercialize the Compound or ACADIA Product, ACADIA shall use its best efforts to ensure that such agreement provides that, in the event that such Third Party decides to terminate or abandon all efforts to develop and commercialize the ACADIA Product in the United States, all rights to intellectual property of ACADIA, which are necessary to develop, make, use, sell, offer for sale or import the ACADIA Product in the United States, that are licensed to such Third Party by ACADIA under such agreement will revert to ACADIA so that ACADIA may comply with the provisions of Sections 6.1, 6.2 and 6.3 with respect to such intellectual property rights to the extent Sections 6.1, 6.2 and 6.3 apply. ACADIA will notify SMRI in the event that it enters into any such agreement with a Third Party granting such Third Party rights to develop or commercialize the Compound or ACADIA Product.

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7. REPRESENTATIONS AND WARRANTIES.

7.1 Representations and Warranties. Each party represents to the other that as of the Effective Date:

(a) Corporate Power. It is duly organized and validly existing under the laws of its state of incorporation or formation, and has full power (corporate or otherwise) and authority to enter into this Agreement and to carry out the provisions hereof;

(b) Due Authorization. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite action (corporate or otherwise); and

(c) Binding Agreement. This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.2 Disclaimers.

(a) Except as specifically set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATIONS AND WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED.

(b) ACADIA EXPRESSLY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO (i) THE SUCCESS OF THE DEVELOPMENT PROGRAM AND (ii) THE SAFETY, USEFULNESS OR SUCCESSFUL COMMERCIALIZATION OF THE COMPOUND OR ANY ACADIA PRODUCT.

8. CONFIDENTIALITY; PUBLICATION.

8.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and for the five (5) year period immediately following the Term, each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose (other than as expressly provided for in this Agreement) any Confidential Information furnished to it by, or otherwise belonging to, the other party (the “Disclosing Party”) pursuant to this Agreement. Each party may use Confidential Information of the other party only to the extent required to accomplish the purposes of this Agreement. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of such proprietary or confidential information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

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8.2 Exceptions. The obligations of confidentiality and non-use contained in Section 8.1 will not apply to the extent it can be established by the Receiving Party by competent written proof that such Confidential Information:

(a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available;

(b) is known by the Receiving Party at the time of receiving such information, other than under confidentiality, as evidenced by its records;

(c) is hereafter furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

(d) is independently developed by the Receiving Party without the aid, application or use of Confidential Information of the Disclosing Party; or

(e) is the subject of a written permission to disclose provided by the Disclosing Party.

8.3 Terms of Agreement. The parties agree that this Agreement and the terms hereof will be considered Confidential Information of both parties. Notwithstanding the foregoing, either party may disclose such terms as are required to be disclosed under strictures of confidentiality for fund raising or financing efforts to investors and lenders and potential investors and lenders or as otherwise required pursuant to applicable law, and with respect to ACADIA, to bona fide potential licensees.

8.4 Authorized Disclosure. Each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary in the following instances:

(a) regulatory filings;

(b) prosecuting or defending litigation;

(c) complying with applicable court orders or governmental regulations; and

(d) disclosure to Affiliates, licensees, employees, consultants, agents or other Third Parties in connection with due diligence or similar investigations by such Third Parties, in each case who agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 8.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to this Section 8.4, it will seek to secure confidential treatment of such information at least as diligently as such party would use to protect its own Confidential Information. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law.

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8.5 Publications. SMRI may publish a summary of work performed by ACADIA under the Development Program in SMRI’s annual reports and on SMRI’s website; provided, however, that ACADIA shall have until the earlier of such time as ACADIA or its designee publishes the results of such work and eighteen (18) months after completion of such work to file patents before SMRI may publish a summary of such work. In no event will SMRI disclose or use any Confidential Information of ACADIA in such publication without ACADIA’s prior written consent, which may not be unreasonably withheld; provided, however, that ACADIA acknowledges that, in order to preserve its tax-exempt status, SMRI must be able to publish a summary of work performed under the Development Program, and ACADIA will work in good faith with SMRI to reach agreement upon the summary of such work to be published by SMRI and will not unreasonably withhold its consent to the inclusion of Confidential Information of ACADIA contained in such summary. ACADIA shall be free to publish papers regarding the Development Program without the prior written consent of SMRI and shall use commercially reasonable efforts to publicize SMRI’s monetary contribution to the Development Program in any such papers.

9. INDEMNIFICATION.

9.1 Indemnification. ACADIA shall indemnify, defend and hold harmless SMRI, its Affiliates and their respective directors, officers, employees and agents (including, without limitation, the SMRI Development Advisory Committee representative) (each, an “Indemnitee”), from and against any and all Third Party claims, suits, demands, liabilities, damages, losses, costs, penalties, fines and expenses (including court costs and the reasonable fees of attorneys and other professionals) to the extent arising out of or resulting from:

(a) ACADIA’s breach of any of its representations, warranties, covenants and/or obligations under this Agreement;

(b) The negligence or willful misconduct of ACADIA or its Affiliates and/or their respective directors, officers, employees, agents or representatives (or any of them), in connection with ACADIA’s performance of its obligations under this Agreement; and/or

(c) Any tort claims of personal injury (including death) relating to or arising out of any such injury sustained as the result of, or in connection with, the Development Program;

except that such indemnification obligation under this Section 9.1 shall not apply to the extent such Third Party claims, suits, demands, liabilities, damages, losses, costs, penalties, fines and expenses are proven to arise out of or result from the negligence or willful misconduct of any Indemnitee or the breach by SMRI of any of its representations, warranties, covenants and/or obligations under this Agreement.

9.2 Procedures for Indemnification. Promptly after receipt by an Indemnitee of notice of the commencement of any action, suit or proceeding, such Indemnitee shall, if a claim for indemnification in respect thereof is to be made against ACADIA, deliver to ACADIA written notice of the commencement thereof, and ACADIA shall have the right to assume and manage the defense thereof (with counsel reasonably satisfactory to ACADIA and such Indemnitee), including the right to settle, compromise and/or litigate with respect to any such

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claim (but only after obtaining SMRI’s prior written consent with respect to any proposed settlement, compromise or litigation); provided, however, that ACADIA shall not be required to obtain SMRI’s prior written consent in connection with any proposed settlement, compromise or litigation if, in connection with and following any such settlement, compromise or litigation, SMRI has (a) no liability (monetary or otherwise), (b) not waived any of its rights and (c) not admitted to any wrongdoing or guilt.

9.3 Advance Payment of Expenses; Complete Indemnification. The expenses of an Indemnitee incurred in defending a civil or criminal action, suit or proceeding shall be paid by ACADIA as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Indemnitee to repay the amount if it is ultimately determined by a court of competent jurisdiction that such Indemnitee is not entitled to be indemnified by ACADIA. All costs and expenses incurred by an Indemnitee in connection with enforcement of Section 9.1 also shall be reimbursed by ACADIA.

9.4 Insurance. ACADIA will maintain at its own expense, with a reputable insurance carrier, product liability insurance and comprehensive general liability insurance in an amount consistent with industry standards during the term of this Agreement and will name SMRI as an additional insured with respect to such insurance. ACADIA will provide SMRI with a certificate of insurance evidencing such coverage.

10. TERM AND TERMINATION.

10.1 Term of the Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until the expiration of the Royalty Term, unless earlier terminated pursuant to Section 10.2, 10.3, 10.4 or 10.5 or extended by mutual written agreement of the parties.

10.2 Termination by Mutual Agreement. The parties may at any time terminate this Agreement by written agreement executed by both SMRI and ACADIA.

10.3 Termination by ACADIA. ACADIA may terminate this Agreement with thirty (30) days’ prior written notice to SMRI in the event that ACADIA (a) enters into a Strategic Alliance or (b) transfers or sells all or substantially all of the business of ACADIA to which this Agreement relates to an Affiliate or Third Party, whether by merger, sale of stock, sale of assets or otherwise.

10.4 Termination by SMRI.

(a) SMRI may terminate this Agreement with thirty (30) days’ prior written notice to ACADIA in the event that SMRI: (i) disagrees with […***…] proposed by ACADIA and not approved by […***…]; or (ii) in good faith, based on information provided by the DAC believes that reasonable progress on the Development Program is not occurring in accordance with the Development Plan. Prior to any termination under this Section 10.4(a), SMRI agrees to meet with the DAC and ACADIA to discuss potential improvements to the Development Program and/or Development Plan in an attempt to prevent SMRI’s termination of this Agreement pursuant to this Section 10.4(a).

*** Certain confidential information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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(b) SMRI may terminate this Agreement with thirty (30) days’ prior written notice in the event that ACADIA: (i) abandons the Development Program; or (ii) decides to enter into a Strategic Alliance; provided, however, that SMRI shall have the right to apply future payments due under Section 4.1 to other schizophrenia related research being conducted by ACADIA as mutually agreed to by the parties in lieu of terminating this Agreement under this Section 10.4(b).

10.5 Termination for Cause. Each party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice to the other upon the occurrence of any of the following:

(a) Upon or after the bankruptcy, insolvency, dissolution or winding up of the other party (other than a dissolution or winding up for the purpose of reconstruction or amalgamation); or

(b) Upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within the sixty (60) day period following written notice of termination by the non-breaching party.

10.6 Effect of Termination or Expiration; Surviving Obligations. Expiration or termination of this Agreement shall not affect any rights or obligations of either party accruing prior to such expiration or termination. Upon expiration or termination of this Agreement, all rights and obligations of the parties under this Agreement shall terminate, except that (a) the terms of Sections 1, 5.3, 6.1, 7, 8, 9.1, 9.2, 9.3, 10.6, 11 and 12 of this Agreement shall survive any expiration or termination of this Agreement and (b) if this Agreement is terminated by ACADIA under Section 10.3 or by SMRI under Section 10.4 or 10.5 after ACADIA has received the $1,000,000 payment due on […***…], the terms of Section 4.2, 5, 6.2, 6.3, 6.4 and 9.4 shall survive such termination until the expiration of the Royalty Term. Promptly after expiration or termination of this Agreement, except as otherwise provided in this Section 10.6, each party shall return or dispose of any Confidential Information of the other party in the accordance with the instructions of such other party.

11. GOVERNING LAW; DISPUTE RESOLUTION.

11.1 Governing Law. This Agreement shall be governed by the laws of the State of Delaware as such laws are applied to contracts entered into or to be performed entirely within such state.

11.2 Dispute Resolution. Except with respect to matters pertaining to injunctive relief, in the event of any dispute, the parties shall refer such dispute to the Chief Executive Officer of ACADIA and the Executive Director of SMRI for attempted resolution by good faith negotiations within sixty (60) days after such referral is made. During such period of good faith negotiations, any applicable time periods under this Agreement shall be tolled. In the event such executives are unable to resolve such dispute within such sixty (60) day period, the parties shall submit their dispute to binding arbitration before a retired Maryland Circuit Court Judge at J.A.M.S./Endispute located in Montgomery County, Maryland, such arbitration to be conducted pursuant to the J.A.M.S./Endispute procedure rules for commercial disputes then in

*** Certain confidential information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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effect. The award of the arbitrator shall include an award of reasonable attorneys’ fees and costs to the prevailing party.

11.3 Jurisdiction and Venue. Except as provided in Section 11.2 above, any claim or controversy arising out of or related to this Agreement or any breach hereof (including claims for injunctive relief) shall be adjudicated in the state and federal courts in Montgomery County having jurisdiction over disputes arising in the State of Maryland, and the parties hereby consent to the jurisdiction and venue of such courts.

12. General Provisions.

12.1 Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be mailed by registered or certified mail, Federal Express or other nationally recognized overnight delivery service, addressed to the signatory to whom such notice is required or permitted to be given and transmitted by facsimile to the number indicated below. All notices shall be deemed to have been given when mailed, as evidenced by the postmark at the point of mailing, or faxed.

All notices to SMRI shall be addressed as follows:	Stanley Medical Research Institute 5430 Grosvenor Lane, Suite 200 Bethesda, MD 20814 Attn: Dr. Michael Knable, DO Fax: (301) 571-0769

with a copy to:	Fleischman and Walsh, L.L.P. 1919 Pennsylvania Avenue, N.W Suite 600 Washington, DC 20006 Attn: Sean P. McGuinness Fax: (202) 265-5706

All notices to ACADIA shall be addressed as follows:	ACADIA Pharmaceuticals Inc. 3911 Sorrento Valley Blvd. San Diego, CA 92121 Attn: Vice President, Business Development Fax: (858) 558-2872

with a copy to:	Cooley Godward LLP 4401 Eastgate Mall San Diego, CA 92121 Attn: L. Kay Chandler Fax: (858) 550-6420

Any party may, by written notice to the other, designate a new address or fax number to which notices to the party giving the notice shall thereafter be mailed or faxed.

12.2 Force Majeure. No party shall be liable for any delay or failure of performance (other than payment obligations) to the extent such delay or failure is caused by

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circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the party claiming excuse uses its commercially reasonable efforts to overcome the same.

12.3 Entirety of Agreement. This Agreement (and the exhibits attached hereto) embodies the entire, final and complete agreement and understanding between the parties and replaces and supersedes all prior discussions and agreements between them with respect to its subject matter. No modification or waiver of any terms or conditions hereof shall be effective unless made in writing and signed by a duly authorized officer of each party.

12.4 Non-Waiver. The failure of a party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not constitute a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

12.5 Disclaimer of Agency or Partnership. Neither party is, or will be deemed to be, the legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any third party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement. In addition, neither party shall be deemed to be a member of a partnership with the other party, nor shall SMRI be deemed to be a “Sponsor” (as defined by the Food and Drug Administration) of any clinical trial for an ACADIA Product.

12.6 Severability. If a court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, or if any government or other agency having jurisdiction over either ACADIA or SMRI deems any provision to be contrary to any laws, then that provision shall be severed and the remainder of the Agreement shall continue in full force and effect. To the extent possible, the parties shall revise such invalidated provision in a manner that will render such provision valid without impairing the parties’ original intent.

12.7 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that ACADIA may assign this Agreement and its rights and obligations hereunder without SMRI’s consent in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to an Affiliate or Third Party, whether by merger, sale of stock, sale of assets or otherwise; provided further that SMRI may assign its right to receive payments under this Agreement to a taxable wholly owned subsidiary of SMRI without ACADIA’s consent. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

12.8 Headings. The headings contained in this Agreement are inserted for reference only and shall not be deemed a part of the text hereof.

12.9 Limitation of Liability. EXCEPT FOR AMOUNTS PAYABLE UNDER SECTION 4 AND LIABILITY FOR BREACH OF CONFIDENTIALITY, NO

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PARTY SHALL BE LIABLE TO ANOTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

12.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

12.11 Public Disclosure. Except for such disclosure as is deemed necessary, in the reasonable judgment of a party, to comply with applicable laws or regulations, no public announcement, news release, public statement or publication relating to the existence of this Agreement, or the terms hereof, will be made without the other party’s prior written approval, which approval shall not be unreasonably withheld. The parties agree that they will use reasonable efforts to coordinate the initial announcement or press release relating to the existence of this Agreement so that such initial announcement or press release is made within forty-five (45) days of the Effective Date.

12.12 Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement; provided, however, that ACADIA shall reimburse the reasonable fees of and expenses of counsel for SMRI in connection with the negotiation, execution and delivery of this Agreement, not to exceed in the aggregate, […***…] dollars […***…] without the prior written consent of ACADIA.

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*** Certain confidential information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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IN WITNESS WHEREOF, the parties hereto have duly executed this DEVELOPMENT AGREEMENT.

ACADIA PHARMACEUTICALS INC.

By:	/s/ Uli Hacksell

Title:	CEO

THE STANLEY MEDICAL RESEARCH INSTITUTE

By:	/s/ Michael B. Knable

Title:	Executive Director

[SIGNATURE PAGE TO DEVELOPMENT AGREEMENT]

EXHIBIT A

CONVERTIBLE PROMISSORY NOTE

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR HOLDER REASONABLY SATISFACTORY TO PAYOR THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

CONVERTIBLE PROMISSORY NOTE

$1,000,000                                                                                                                                                                             May 3, 2004

For value received ACADIA PHARMACEUTICALS INC., a Delaware corporation (“Payor”), promises to pay to THE STANLEY MEDICAL RESEARCH INSTITUTE or its assigns (“Holder”) the principal sum of $1,000,000, together with interest on the outstanding balance hereof at the rate of nine percent (9%) per annum, compounded annually. Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in full or converted. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

1. This note (this “Note”) is issued pursuant to the terms of that certain Development Agreement between Holder and Payor (the “Agreement”), dated as of May 3, 2004 (the “Agreement Date”).

2. All payments of interest and principal shall be in lawful money of the United States of America and shall be made to Holder. All payments shall be applied first to accrued interest, and thereafter to principal.

3. In the event that Payor issues and sells shares of its common stock, $0.0001 par value per share (the “Common Stock”), before November 3, 2005 (the “Maturity Date”) in a firm commitment underwritten public offering registered pursuant to the Security Act of 1933, as amended (the “Initial Public Offering”), then the outstanding principal balance of this Note, together with interest hereon through the date of such Initial Public Offering, shall automatically convert in whole without any further action by Holder into shares of Payor’s Common Stock effective upon the closing of the Initial Public Offering at a conversion price equal to the price per share to the public of a share of Payor’s Common Stock in the Initial Public Offering. In the event that Payor issues and sells shares of its Equity Securities to investors (the “Investors”) (i) after the Agreement Date but (ii) before the Maturity Date or the closing of the Initial Public Offering, in a private financing (including the conversion of this Note) with gross offering proceeds of not less than $10,000,000 (a “Private Financing”), then the outstanding principal balance of this Note, together with interest hereon through the date of the initial closing of the Private Financing, shall, at Payor’s election, convert in whole without any further action by Holder into such Equity Securities at a conversion price equal to the price per share paid by the investors on the same terms and conditions as given to the Investors. For purposes of this Note, the term “Equity Securities” shall mean shares of Payor’s preferred stock or any securities conferring the right to purchase Payor’s preferred stock or securities convertible into, or exchangeable for (with or without additional consideration), Payor’s preferred stock.

4. Unless this Note has been converted in accordance with the terms of Section 3 above, the entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on the Maturity Date.

5. If there is an Event of Default (as defined below), Payor shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

6. Payor may prepay this Note, in whole or in part and at any time, or from time to time, prior to the Maturity Date without the consent of Holder.

7. If there shall be any Event of Default hereunder, upon the declaration of Holder, this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. From and after the occurrence of an Event of Default, this Note shall bear interest at the rate of fifteen percent (15%) per annum, compounded annually. The occurrence of any one or more of the following shall constitute an Event of Default:

(a) Payor fails to pay any amount when due hereunder;

(b) Payor files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(c) An involuntary petition is filed against Payor (unless such petition is dismissed or discharged within sixty (60) days, under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Payor.

8. Payor hereby waives demand, notice, presentment, protest and notice of dishonor.

9. This Note shall be governed by construed and under the laws of the State of Delaware, as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware, without giving effect to conflicts of laws principles.

10. The indebtedness evidenced by this Note is subordinated in right of payment to the prior payment in full of any Senior Indebtedness in existence on the date of this Note. “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, all amounts due in connection with (a) indebtedness of Payor to banks, equipment lessors or other financial institutions and (b) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

11. Any term of this Note may be amended or waived with the written consent of Payor and Holder.

ACADIA PHARMACEUTICALS INC.

By:	/s/ Uli Hacksell

Name: Uli Hacksell Title: Chief Executive Officer

EXHIBIT B

SMRI

REPRESENTATIONS AND WARRANTIES

1. Purchase for Own Account. SMRI represents that it is acquiring the Promissory Note, any securities issuable upon conversion of the Note and any securities issuable upon conversion of those securities (collectively, the “Securities”) (i) solely for its own account and beneficial interest for investment and not for re-sale or with a view to distribution of the Securities or any part thereof, (ii) has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and (iii) does not presently have reason to anticipate a change in such intention.

2. Investment Experience and Qualified Institutional Buyer/Accredited Investor Status. SMRI either (i) is a qualified institutional buyer as defined in Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) is a large institution that is an “accredited investor” within the meaning of such term under paragraph (a)(1), (a)(2), (a)(3) or (a)(7) of Rule 501 promulgated under the Securities Act. SMRI is an investor in securities of companies in the development stage and acknowledges that it is able to protect its own interests, and bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities hereunder. SMRI believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Securities.

3. Restricted Securities. SMRI understands that the Securities are, or when issued, will be, restricted securities under the federal securities laws inasmuch as they are being acquired from ACADIA in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, SMRI represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

4. Further Limitations on Disposition. Without in any way limiting the representations set forth above, SMRI further represents, warrants and agrees that it will not make any disposition of all or any portion of the Securities unless:

(a) There is then in effect a registration statement under the Securities Act (a “Registration Statement”), covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(b) The disposition is made pursuant to Rule 144 or similar provisions of federal securities laws as in effect from time to time; or

(c) (i) SMRI shall have notified ACADIA of the proposed disposition; and (ii) if requested by ACADIA, SMRI shall have furnished ACADIA with an opinion of counsel, reasonably satisfactory to ACADIA, that such disposition will not require registration of such Securities under the Securities Act.

5. Restrictive Legend. SMRI understands and agrees that all certificates evidencing the Securities may bear the following legends:

(a) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS (A) PURSUANT TO RULE 144 OR RULE 144A UNDER THE ACT OR (B) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES OR (C) THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT, PLEDGE OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT; and

(b) any other appropriate legends.

6. “Stand-Off” Agreement. SMRI if requested by ACADIA and the managing underwriter of an offering by ACADIA of Common Stock or other securities of ACADIA pursuant to a Registration Statement, shall agree not to sell publicly or otherwise transfer or dispose of the Securities or any securities of ACADIA held by SMRI for a specified period of time (not to exceed 180 days) following the effective date of such Registration Statement.